AXIS CAPITAL HOLDINGS LIMITED
2017 LONG-TERM EQUITY COMPENSATION PLAN
Employee Restricted Stock Unit Agreement (Performance Vesting / 100% Stock Settled)
You (the “Participant”) have been granted an award of Restricted Stock Units (the “Award”) with a value based on ordinary shares, par value $0.0125 per share (“Shares”), of AXIS Capital Holdings Limited, a Bermuda company (the “Company”), pursuant to the AXIS Capital Holdings Limited 2017 Long-Term Equity Compensation Plan (the “Plan”). The date of grant of the Award (the “Award Date”), the vesting start date (the “Vesting Start Date”) and the base number of Restricted Stock Units subject to the Award (the “Target Number”) are as set forth in your restricted stock unit account maintained on the Morgan Stanley Benefit Access website or such other website as may be designated by the Compensation Committee of the Board of Directors of AXIS Capital Holdings Limited (the “Committee”). The actual number of Restricted Stock Units that you will be eligible to earn with respect to this Award (the “Award Units”), subject to meeting the applicable service and performance vesting requirements, will equal the Target Number multiplied by the applicable “Performance Multiplier” (as defined in Exhibit A hereto). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered to you) on the terms and conditions set forth herein the number of Shares corresponding to the earned Award Units.
By your acceptance of the grant of the Award on the Morgan Stanley Benefit Access website, you agree that the Award is granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”).
1.    GRANT OF RESTRICTED STOCK UNITS.
(a)    Award. On the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant on the Award Date the Award.
(b)    Plan and Defined Terms. The Award is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.
2.    PERIOD OF RESTRICTION.
(i)    The Restricted Stock Units subject to the Award shall be restricted during the period (the “Period of Restriction”) commencing on the Award Date and expiring on the first to occur of:
(a)    The normal scheduled vesting of the Award Units. The Award Units shall vest in a single installment on the third anniversary of the Vesting Start Date (the “Anniversary Date”).

(b)    The Participant’s death or permanent Disability; or
(c)    The date of the Participant’s termination without Cause or termination for Good Reason, in each case, within 24 months following a Change of Control.
(d)    Definitions. As used herein, the following terms shall have the meanings set forth below:
(1)    “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) any act or omission which constitutes a material breach by the Participant of the terms of his or her employment, (B) the Participant’s conviction of a felony or commission of any act which would rise to the level of a felony, (C) the Participant’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Company and/or affiliates and subsidiaries in a material way, (D) the Participant’s willful violation of specific lawful directives of the Company, (E) the Participant’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company and/or its affiliates and subsidiaries, (F) the Participant’s willful failure to perform a substantial part of the Participant’s duties or (G) the Participant’s breach of fiduciary duty.
(2)    “Change of Control” shall have the meaning set forth in the Plan, provided however, that only an event that constitutes a change in control or ownership within the meaning of Treasury Regulation 1.409A-3(i)(5) shall be a Change of Control for purposes of this Agreement.
(3)    “Disability” shall mean the Participant’s permanent disability which constitutes a disability within the meaning of Section 409A(a)(2)(C) of the Code.
(4)    “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) the scope of the Participant’s position, authority or duties with the Company is materially adversely changed, (B) the Participant’s compensation is not paid or is materially reduced or there is a material adverse change in the Participant’s employee benefits or (C) the Participant is required by the Company to relocate to a place more than 50 miles from the Participant’s current place of employment; provided that, in each case, “Good Reason” shall not exist unless the Participant provides the Company with written notice of the Participant’s intent to terminate employment as a result of such event, providing the specific reasons therefore, and the Company does not make the necessary corrections within thirty days of receipt of the Participant’s written notice, following which the Participant may terminate his or her employment for “Good Reason” within the ten days following expiration of such thirty day notice period.
(5)    “RSU Retirement Plan” shall mean the AXIS Specialty U.S. Services, Inc. Executive RSU Retirement Plan, as in effect as of the date of this Agreement.

(ii)    Absent subsequent Committee action, and except as otherwise provided under the RSU Retirement Plan (to the extent such plan is applicable to the Participant), the Award Units will not automatically vest upon or following the Participant’s retirement.
(iii)    Notwithstanding the foregoing, to the extent that the Participant is party to an employment agreement with the Company that provides for vesting of the Participant’s restricted stock units on an accelerated or otherwise more favorable basis as compared to the terms set forth in this Section 2, then the Award Units shall vest pursuant to the terms set forth in such employment agreement.
3.    ISSUANCE OF AWARD UNITS.
Subject to the Participant’s continued employment with the Company during the Period of Restriction through the applicable vesting dates, the Company shall deliver to the Participant within thirty (30) days following the Anniversary Date (or within thirty (30) days following any vesting event described under Section 2(i)(b) or 2(i)(c) hereof, if applicable) with respect to the number of Award Units earned as determined in accordance with Exhibit A hereto, 100% of the Shares underlying such earned Award Units as of the Anniversary Date with such Share delivery fully satisfying the Company’s obligations to the Participant with respect to such corresponding Award Units. In the event that the Participant’s employment terminates for any reason prior to the expiration of the Period of Restriction (except as described in Section 2(i)(b), 2(i)(c) or the RSU Retirement Plan, to the extent such plan is applicable to the Participant), the Award will immediately terminate and the Company will have no further obligation or liability to the Participant. Subject to Section 4, the Participant will have no rights as a shareholder of the Company with respect to the Shares underlying the Award Units until such time as the Shares underlying the Award Units are actually delivered to the Participant. For purposes of this Agreement, references to the Participant’s continued “employment” shall be deemed to refer to the Participant’s continued active employment together with any permitted leaves of absence as described under Section 4(d), but shall not include any periods of inactive employment during which the Participant is on “garden leave” or otherwise receiving salary continuation payments in lieu of notice or as a form of severance pay, unless otherwise determined by the Company in connection with or prior to the Participant’s commencement of any such period of inactive employment.
4.    RESTRICTIONS, VOTING RIGHTS AND DIVIDEND EQUIVALENTS.
(a)    Restrictions. The Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated at any time.
(b)    Voting Rights. Prior to the delivery of Shares underlying the Award Units pursuant to this Agreement, the Participant shall not be entitled to exercise any voting rights with respect to the Award Units and, except as provided in Section 4(c), shall not be entitled to receive dividends or other distributions with respect to the Award Units.
(c)    Dividend Equivalents. Dividend equivalents shall be paid to the Participant with respect to the Award Units during the Period of Restriction. Any dividend equivalents paid with respect to the Award Units during the Period of Restriction will be held by the Company, or a depository appointed by the Committee, for the Participant's account. All cash or share dividend equivalents so held shall be payable at the same time as the delivery of Shares are made with respect to the Award Units as set forth in Section 3 and shall be forfeited and shall not be paid in the event the Award is terminated as set forth in Section 3.
(d)    Leaves of Absence.     For any purpose under this Agreement, employment shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of employment for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).
5.    RESTRICTIONS ON TRANSFER.
(a)    Transfer Restrictions. Regardless of whether the offering and sale of Units under the Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or otherwise, the Company, in its sole discretion, may impose restrictions upon the sale, pledge or other transfer of the Shares deliverable in respect of the Award Units (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Company's Bye-Laws, the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, the securities laws of any country or state or any other applicable law, rule or regulation.
(b)    Legends. All certificates evidencing Shares issued in respect of Award Units under this Agreement shall bear such restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, rule or regulation (including to reflect any restrictions to which you may be subject under any applicable securities laws). If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares issued under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.
6.    MISCELLANEOUS PROVISIONS.
(a)    Bye-Laws. All Shares acquired pursuant to this Agreement shall be subject to any applicable restrictions contained in the Company's Bye-Laws.
(b)    No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Affiliate employing or retaining the Participant or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without Cause.

(c)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon delivery by hand, upon delivery by reputable express courier or, if the recipient is located in the United States, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.
(d)    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda.
(e)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(f)    Modification or Amendment. This Agreement may be amended or modified by the Committee; provided that any amendment or modification that would adversely affect the Participant’s rights with respect to the Award must be made by written agreement executed by the parties hereto; and provided, that the adjustments permitted pursuant to Sections 4(b) and 7(b) of the Plan may be made without such written agreement.
(g)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(h)    Recoupment Policy. The Award is subject in all respects to the Company’s Executive Compensation Recoupment Policy, as the same may be amended from time to time, or any successor policy thereto (to the extent such plan is applicable to the Participant).

Exhibit A
Performance Metrics for Determining the Number of Earned Award Units

Performance Level	Relative TSR Percentile	Performance Multiplier
Maximum	80th or above	125%
Target	55th	100%
Threshold	30th or below	75%

The Performance Multiplier shall be determined by linear interpolation for achievement falling between the above percentages; provided, that there shall be no interpolation for achievement that is below threshold level performance or above maximum level performance.

For purposes of this Exhibit A, the following terms shall have the following meanings:

“TSR” shall mean total stockholder return (assuming reinvestment of dividends) during the Performance Period.
“TSR Percentile” shall mean the Company’s percentile rank among its Peer Group in terms of TSR during the Performance Period (rounded to the nearest hundredth of a percent), as determined by the Committee in good faith.
“Peer Group” shall mean the performance peer companies identified by the Committee in the Company’s annual proxy statement filed with the U.S. Securities and Exchange Commission during the same calendar year in which the Award Date occurs; provided, however, that the Committee may equitably adjust the members of the Peer Group to account for any member company which ceases to be a publicly traded company (due to merger, corporate reorganization, bankruptcy or otherwise) or engages in a spin-off or similar transaction prior to the end of the Performance Period.
“Performance Multiplier” shall mean the applicable multiplier as determined in accordance with the table above based on the achieved TSR Percentile; provided, however, that in the event that the Period of Restriction terminates prior to the end of the Performance Period due to an event described in Sections 2(i)(b) or 2(i)(c) of the Agreement, then the Performance Multiplier shall automatically be deemed to equal 100%.
“Performance Period” shall mean the period commencing on December 31 of the calendar year preceding the year in which the Award Date occurs and ending on the third anniversary of such date.

Notwithstanding the forgoing, in the event that the Company’s TSR is negative (i.e., less than zero), the Performance Multiplier shall be deemed to equal the lesser of (i) the applicable multiplier determined in accordance with the methodologies stated above or (ii) 100% (i.e., the “target” level multiplier.

PAC ID 0317 (02 20)